Exhibit 6.12

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of the 20 day of November, 2017 (the “Effective Date”) between Duke Airborne Systems, Ltd. a company duly incorporated under the laws of the State of Israel (“Company”) and Mr. Sagiv Aharon (“Borrower”).

RECITALS

WHEREAS	the Borrower is shareholder and an officer of the Company,

WHEREAS	the Board of Directors of the Company (“Board”) has determined that it is in the best interests of the Company to make available to the Borrower a loan in NIS in an aggregate amount equivalent of up to US$10,000 all according to the terms of this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	General

The Preamble and Annexes to this Agreement constitute an integral part hereof.

2.	The Loan

The Company shall make available to the Borrower an aggregate amount in NIS equivalent of up to US$10,000 (Ten Thousand) by way of a loan, to be provided in monthly installments as detailed in Schedule A (“Loan”) subject to the sole discretion of the Company.

3.	Interest

The principal amount of the Loan shall bear interest rates as defined in the Israeli tax ordinance, as of the date of the Loan (or any part hereof) shall be made available to the Borrower. If according to the prevailing law Value Added Tax ("VAT") will apply to the amount of interest, such VAT amount will be added to the amount of interest (tax invoice will be issued accordingly). It is clarified that the Interest shall be calculated and accumulated from the actual date of transfer of each installment of the Loan's amount, up and until the repayment of the Loan (or any part thereof, as applicable), according to the terms of this Agreement.

4.	Repayment of the Loan

The Loan including the accumulated Interest Amount shall be repaid at the earlier of the following dates: (i) December 31, 2019; or (ii) at the date of repayment of the loan made available by the Borrower to the Company according to a loan agreement dated 1 January 2015 ("Sagiv Loan"); (iii) from any dividend or other distribution to be made by the Company to its shareholders. Borrower is entitled to prepay the outstanding amount of the Loan to the Company at any time.

5.	Events of Default

Notwithstanding the aforesaid, the Loan will immediately become due and payable in cash upon the occurrence of any of the following events: (a) immediately prior to the commencement by the Borrower of any bankruptcy or receivership proceedings; (b) the appointment of a receiver or trustee over the whole or any part or the Borrower’s assets; or (c) the levy of an attachment or the institution of execution proceedings against all or a substantial part of Borrower’s assets. The Borrower shall notify the Company within 24 hours of any such event.

6.	Security for repayment of the Loan

Without derogating from any of the aforesaid and without derogating from the Borrower's obligation to repayment the Loan, the Borrower hereby: (i) irrevocably pledges any and all of its rights in the Sagiv Loan in favor of the Company, and (ii) executes the promissory note detailed in Schedule B.

7.	Miscellaneous

7.1.	Dispute Resolution; Governing Law. This Agreement shall be governed by and construed under the laws of the State of Israel. The authorized courts in Tel Aviv – Jaffa shall have exclusive jurisdiction regarding any matter arising from this Agreement.

7.2.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.3.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.4.	Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written consent of both parties to this Agreement.

7.5.	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.6.	Entire Agreement. This Agreement contains the whole agreement between the parties relating to the subject matters contemplated by this Agreement and supersedes all previous agreements, if any, between such parties in respect of such matters.

[Signatures Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY

Duke Airborne Systems Ltd

BORROWER

Sagiv Aharon

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Schedule A

Loan monthly installments

Amount	Date
$10,000	Effective Date

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